Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of Bright Horizons Family Solutions Inc.’s (the “Company,” “we,” “us,” and “our”) securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Third Amended and Restated Certificate of Incorporation, (as may be further amended from time to time, our “Certificate of Incorporation”) and our Amended and Restated Bylaws (our “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. The terms of these securities also may be affected by the Delaware General Corporation Law (“DGCL”).

General

Our Certificate of Incorporation provides for authorized capital stock of 475,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of undesignated preferred stock, par value $0.001 per share.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our Board of Directors may from time to time determine. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders; provided, that, unless otherwise required by law, the holders of our common stock are not entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock; provided, further, that the number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors. Holders of shares of our common stock do not have cumulative voting rights. Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities. Further, our common stock is neither convertible nor redeemable. Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

Our Board of Directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our common stock.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors, which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by our Board of Directors, including the following:

Classified Board.    Our Certificate of Incorporation provides that our Board of Directors be divided into three classes of directors, with the classes as nearly equal in number as possible (through the Company’s 2027 Annual Meeting of Stockholders). As a result, approximately one-third of our Board of Directors is elected each year (subject to below). The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. Our Certificate of Incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board of Directors. Notwithstanding the foregoing, commencing with the Company’s 2025 Annual Meeting of Stockholders, directors (other than those in the 2025 Class and 2026 Class, each as defined below) shall be elected for a term of one year, expiring at the next succeeding annual meeting of our stockholders; provided that (a) each director serving in the class elected at the Company’s 2022 Annual Meeting of Stockholders shall continue to serve for a three-year term expiring at the Company’s 2025 Annual Meeting of Stockholders (the “2025 Class”), (b) each director serving in the class elected at the Company’s 2023 Annual Meeting of Stockholders shall continue to serve for a three-year term expiring at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Class”), and (c) each director serving in the class elected at the Company’s 2024 Annual Meeting of Stockholders shall serve for a three-year term expiring at the Company’s 2027 Annual Meeting of Stockholders (the “2027 Class”).

Action by Written Consent; Special Meetings of Stockholders.   Our Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Certificate of Incorporation and our Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by or at the direction of our Board of Directors pursuant to a resolution adopted by a majority of our Board of Directors. Stockholders are not permitted to call a special meeting or to require our Board of Directors to call a special meeting.

Removal of Directors.    Our Certificate of Incorporation provides that our directors comprising the 2025 Class, the 2026 Class, and the 2027 Class may be removed only for cause by the affirmative vote of at least 75% of the voting power of our outstanding shares of capital stock, voting together as a single class. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our Board.

From and after the election of directors at the Company’s 2027 Annual Meeting of Stockholders, the Company’s Board of Directors shall cease to be classified as provided in Section 141(d) of the DGCL, and the directors elected at the Company’s 2027 Annual Meeting of Stockholders (and each annual meeting of our stockholders thereafter) may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Procedures.    Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our Bylaws  do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Super Majority Approval Requirements.    The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our Certificate of Incorporation and Bylaws provide that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal specified provisions. This requirement of a supermajority vote to approve amendments to our Certificate of Incorporation and Bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders.    We have elected in our Certificate of Incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our Certificate of Incorporation contains provisions that have the same effect as Section 203, except that they provide that certain persons will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Exclusive Forum.    Our Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, and subject to limited exceptions, the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction thereof, the United States District Court for the District of Delaware, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against us or any current or former director, officer or other employee of the Company arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws (as each may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or our Bylaws, or (v) any other action asserting a claim against us or any current or former director, officer or other employee of the Company that is governed by the internal affairs doctrine. Furthermore, to the extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Certificate of Incorporation described above. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable. The exclusive forum provision in our Certificate of Incorporation will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of our directors and officers to the fullest extent permitted by the DGCL, and provides that we will indemnify them to the fullest extent permitted by such law. We have entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new directors or executive officers. We also maintain customary directors’ and officers’ liability insurance policies that provide coverage to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and to us with respect to indemnification payments that we may make to directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Listing on the New York Stock Exchange

Our shares of common stock are listed on the New York Stock Exchange under the symbol “BFAM.”